Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Corcept Therapeutics Incorporated for the registration of 4,202,443 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2012, with respect to the financial statements of Corcept Therapeutics Incorporated, and the effectiveness of internal control over financial reporting of Corcept Therapeutics Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 24, 2012